UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to §240.14a-12
StoneX Group Inc.
(Name of Registrant as Specified in Its Charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee paid previously with preliminary materials.
[ ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

STONEX GROUP INC.

230 Park Avenue
10th Floor
New York, New York 10169

January 20, 2023
Dear Shareholders:
You are cordially invited to attend the annual meeting of shareholders of StoneX Group Inc. to be held at the Wells Fargo Center, 333 S.E. 22nd Avenue, Miami, Florida on Wednesday, March 1, 2023 at 10:00 a.m. (Eastern Standard Time). At the meeting, shareholders will be asked to vote on the election of nine Directors; the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the Company's 2023 fiscal year; an advisory vote on executive compensation; and to transact such other business as may properly come before the meeting.
Again this year we are using the "Notice and Access" method of providing proxy materials to you via the Internet. This process provides you with a convenient and quick way to access your proxy materials and vote your shares, while also conserving resources and reducing the costs of printing and mailing the proxy materials. On or about January 20, 2023, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2022 Annual Report online and how to vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2022 Annual Report.
The Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter provide detailed information concerning the matters to be considered at the meeting.
Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. Thank you for your continued support of StoneX Group Inc.
Sincerely,
John Radziwill
Chairman

Notice of Annual Meeting of Shareholders
Wednesday, March 1, 2023
10:00 a.m. Eastern Standard Time
TO THE SHAREHOLDERS OF STONEX GROUP INC.
The annual meeting of the shareholders of StoneX Group Inc., a Delaware corporation (the "Company" or “StoneX Group”), will be held on Wednesday, March 1, 2023, at 10:00 a.m. Eastern Standard Time, at the Wells Fargo Center, 333 S.E. 2nd Avenue, Miami, Florida, for the following purposes:
1.To elect nine Directors;
2.To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2023 fiscal year;
3.To consider an advisory vote on executive compensation; and
4.To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on January 10, 2023 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.
Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about January 20, 2023, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the Proxy Materials on a website referenced in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the Proxy Statement, our 2022 Annual Report, and a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to access and vote the form of proxy.
Even if you plan to attend the annual meeting, we request that you vote by one of the methods described in the proxy notification and thus ensure that your shares will be represented at the annual meeting if you are unable to attend.
If you fail to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.
January 20, 2023
New York, New York
By order of the Board of Directors,
SEAN M. O'CONNOR
Chief Executive Officer and President

STONEX GROUP INC.
PROXY STATEMENT
2023 Annual Meeting of Shareholders
GENERAL
    The proxy is solicited on behalf of the Board of Directors of StoneX Group Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, March 1, 2023, at 10:00 a.m. (Eastern Standard Time), or at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held at the Wells Fargo Center, 333 S.E. 2nd Avenue, Miami, Florida. The Company intends to mail its Notice of Internet Availability of Proxy Materials and provide access to a website as referenced within its Notice of Internet Availability on or about January 20, 2023 to all shareholders entitled to vote at the annual meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the annual meeting take place?
    The annual meeting will be held on March 1, 2023 at 10:00 a.m. (Eastern Standard Time), at the Wells Fargo Center, 333 S.E. 2nd Avenue, Miami, Florida.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?
    The "Notice and Access" rules of the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this Proxy Statement and our Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will receive a Notice of Internet Availability of Proxy Materials (the "Notice") and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about January 20, 2023. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.
Can I vote my shares by filling out and returning the Notice?
    No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or how to request a paper proxy card.
Why did I receive this Proxy Statement?
    You received this Proxy Statement because you held shares of the Company's common stock on January 10, 2023 (the "Record Date") and are entitled to vote at the annual meeting. The Board of Directors is soliciting your proxy to vote at the meeting.
What am I voting on?
    You are being asked to vote on four items:
1.The election of nine Directors (see page 9);
2.The ratification of the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the 2023 fiscal year (see page 30); and
3.An advisory vote on executive compensation (see page 32).

How do I vote?
Shareholders of Record
    If you are a shareholder of record, there are four ways to vote:
•By toll free telephone at 1-800-652-8683;
•By internet at www.envisionreports.com/SNEX;
•If you request printed copies of the proxy materials, you may vote by proxy by completing and returning your proxy card in the postage-paid envelope provided by the Company; or
•By voting at the meeting.
Street Name Holders
    Shares which are held in a brokerage account in the name of the broker are said to be held in "street name."
    If your shares are held in street name, you should follow the voting instructions provided by your broker. If you requested printed copies of the proxy materials, you may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your notice from your broker for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
    Regardless of how your shares are registered, if you request printed copies of the proxy materials, complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.
What is the deadline for voting via Internet or telephone?
    Internet and telephone voting is available through 11:59 p.m. (Eastern Standard Time) on Tuesday, February 28, 2023 (the day before the annual meeting).
What are the voting recommendations of the Board of Directors?
    The Board of Directors recommends that you vote in the following manner:
1.FOR each of the persons nominated by the Board of Directors to serve as Directors;
2.FOR the ratification of the appointment of KPMG as independent registered public accounting firm for the 2023 fiscal year; and
3.FOR the approval of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.
    Unless you give contrary instructions in your proxy, the persons named as proxies will vote your shares in accordance with the recommendations of the Board of Directors.
Will any other matters be voted on?
    We do not know of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your proxy would authorize the Chairman and the Chief Executive Officer of the Company to vote on such matters in their discretion.
Who is entitled to vote at the meeting?
    Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponement or adjournment of the meeting.
How many votes do I have?
    You will have one vote for each share of the Company's common stock that you owned on the Record Date.
How many votes can be cast by all shareholders?
    The Company had 20,585,106 outstanding shares of common stock on the Record Date. Each of these shares is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
    The holders of a majority of the Company's common stock outstanding on the Record Date must be present at the meeting in person or by proxy to fulfill the quorum requirement necessary to hold the meeting. This means at least 10,292,554 shares must be present in person or by proxy.
    If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will also be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote on non-routine matters in the absence of instructions. Only Proposal No. 2 is considered a routine matter and therefore, shares may be voted by brokers in their discretion only for Proposal No. 2.
    We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
What vote is required to approve each proposal?
    For the election of Directors (Proposal No. 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
    For the ratification of the appointment of KPMG (Proposal No. 2), the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a negative vote.
    For the advisory vote on executive compensation (Proposal No. 3), the resolution will be approved if a majority of the shares represented in person or by proxy and entitled to vote at the meeting are cast in favor of the compensation. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a negative vote.
Can I change my vote?
    Yes. If you are a shareholder of record, you may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting, and vote at that time. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.
Who may attend the annual meeting?
    Any person who was a shareholder of the Company on January 10, 2023 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
What happens if I sign and return the proxy card but do not indicate how to vote on an issue?
    If you return a signed proxy card without indicating your vote, your shares will be voted as follows:
•FOR each of the nominees for Director named in this Proxy Statement;
•FOR ratification of the appointment of KPMG as the independent registered public accounting firm for the Company for the 2023 fiscal year; and
•FOR the approval of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.

Who can help answer my questions?
    If you are a StoneX Group Inc. shareholder, and would like additional copies, without charge, of this Proxy Statement or if you have questions about the annual meeting, including the procedures for voting your shares, you should contact:
David A. Bolte
Corporate Secretary
1251 NW Briarcliff Parkway, Suite 800
Kansas City, Missouri 64116
(515) 223-3797
PROPOSAL 1 - ELECTION OF DIRECTORS
    The restated certificate of incorporation of the Company provides that the Company will have a Board of Directors consisting of nine members, and further provides that the number of Directors may be increased or decreased by resolution of the Board of Directors.
    The Nominating & Governance Committee of the Company has nominated and the Board of Directors has approved the nominations of nine persons to serve as Directors until the 2024 annual meeting, or until each Director's successor is elected and qualified, or until the death or resignation of a Director. Each of the nominees has agreed to serve if elected.
    The nominees are as follows:

Name of Nominee	Age	Director Since

Annabelle G. Bexiga	60	2020
Scott J. Branch	60	2002
Diane L. Cooper	63	2018
John M. Fowler	73	2005
Steven Kass	66	2018
Sean M. O'Connor	60	2002
Eric Parthemore	73	2009
John Radziwill	75	2002
Dr. Dhamu R. Thamodaran	67	2021

The background of each nominee for Director is as follows:
    Annabelle G. Bexiga was elected as a director of the Company on February 27, 2020. She served as Chief Information Officer (CIO) of Global Commercial Insurance at American International Group until 2017. After holding leadership positions at J.P. Morgan & Co. and Deutsche Bank, she served as CIO at JPMorgan Invest, Bain Capital, and the Teachers Insurance and Annuity Association. Ms. Bexiga currently sits on the supervisory board of DWS Group GmbH of Frankfurt, Germany, where she serves on the remuneration committee. Ms. Bexiga also serves on the Board of Directors of Triton International Limited. Ms. Bexiga has been granted a waiver by the Board of a conflict of interest to work as a director of a financial services company, all as previously addressed within a Form 8-K filed on December 20, 2022. The Board has determined that Ms. Bexiga's service on this additional board of directors would not interfere with the performance of her duties with the Company.
    Ms. Bexiga brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance and technology. Her previous positions also afford her a wealth of knowledge across a range of U.S. and global financial services institutions, and provides valuable insight as the Company expands its global network of services.
Scott J. Branch was elected to the Board of Directors of the Company in December 2002. Mr. Branch was appointed the President of the Company in May 2013 and served in that capacity until his retirement as President on October 1, 2015. He retired from employment by the Company on December 31, 2016. Prior to May 2013 he served as Chief Operating Officer of the Company following the merger with FCStone Group Inc. ("FCStone") in October 2009. He also served as President of the Company from 2002 until October 2009. Mr. Branch was General Manager of Standard Bank London, Ltd. from 1995 until 2002. During this period, he also served in other capacities for Standard Bank, including management of its banking and securities activities in the Eastern Mediterranean Region and management of its forfaiting and syndications group.

    The Board believes that Mr. Branch's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. In 2002, Mr. Branch made a significant equity investment in the Company and since that time has been instrumental in guiding the Company's successful strategy and growth. In addition to his other skills and qualifications, Mr. Branch's previous service as President provides a valuable link between the management and operations of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business and strategy.
    Diane L. Cooper was elected as a director of the Company on September 7, 2018. She retired in 2016 after a 30 year career at General Electric, most recently serving as President and CEO of GE Capital’s Commercial Distribution Business from 2009 to 2016. Prior to that role, Ms. Cooper led the GE Capital Equipment Finance and Equipment Finance Services businesses, and served as President and CEO of Commercial Finance – Capital Solutions. Ms. Cooper also currently serves on the boards of the BMO Financial Corp. and Aqua Finance, Inc.
    Ms. Cooper brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, business development, mergers and acquisitions, employee leadership, and developing and strengthening customer relationships. Her previous positions also afford her a wealth of experience in the operation and management of a public company in the financial services sector.
    John M. Fowler was elected as a Director of the Company in 2005. Mr. Fowler, an attorney by training, has since 1998 been a private investor, financial consultant and adviser. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as Chief Administrative Officer and Executive Vice President of then Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994. Mr. Fowler has served as General Counsel of the U.S. Department of Transportation, as a Director of Amtrak, as Chairman and Chief Executive Officer of Gulf Insurance Co., as a Director of Transatlantic Re (a reinsurance company), and as a Director of and Chairman of the Compensation Committee of Air Express International.
    Mr. Fowler brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, legal and executive compensation. His previous positions also afford him a wealth of experience in the operation and management of a public company in the financial services sector, as well as substantial experience in regulatory affairs and governmental relations.
    Steven Kass was elected as a Director of the Company at the 2018 annual meeting of shareholders. Mr. Kass is presently a consultant to professional service firms with a focus on leadership, organizational culture, business strategy, human capital and corporate governance. He spent 33 years with the accounting firm Rothstein Kass before his retirement as Chief Executive Officer in June 2014. During his tenure as CEO, Rothstein Kass grew organically to become the 20th largest accounting firm in the United States. After the acquisition by KPMG in June 2014 of certain assets of Rothstein Kass, Mr. Kass served as senior partner and global lead of the alternative investment globalization effort at KPMG, retiring from KPMG in September 2016. Mr. Kass was Chairman of the Audit Committee and a member of the Board of Directors of Sun Bancorp, Inc. from 2012 to 2014, and was a member of the Board of Directors of AGN International from 1998 to 2014, serving as Global Chairman of the Board from 2001-2003. Mr. Kass also currently serves on the board and as Audit Committee Chairman of Peapack-Gladstone Bank.
    Mr. Kass brings to the Board, among other skills and qualifications, significant knowledge in the areas of finance, accounting, internal audit, risk management, corporate governance and Sarbanes-Oxley compliance. In addition, as CEO of Rothstein Kass during its sale to KPMG and subsequent integration, Mr. Kass is able to provide knowledge and insight into the successful integration of professional service organizations.
    Sean M. O'Connor joined the Company in October 2002 as Chief Executive Officer and was appointed as President in October 2015. In December 2002, he was elected to the Board of Directors. From 1994 until 2002, Mr. O'Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O'Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.
    The Board believes that Mr. O'Connor's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. In 2002, Mr. O'Connor made a significant equity investment in the Company and since that time has led the Company and guided its successful strategy and growth. In addition to his other skills and qualifications, Mr. O'Connor's position as Chief Executive Officer and President serves as a valuable link between the management and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business, strategy and opportunities.
    Eric Parthemore was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. He had previously served as a Director of FCStone since 1996, as Vice Chairman of FCStone since January 2007, and as a member of its Board's Executive Committee. He served as the Secretary and Treasurer of FCStone until January 2007.

Mr. Parthemore recently retired as the President and Chief Executive Officer of Heritage Cooperative, Inc. in West Mansfield, Ohio. He held that position since September 2009 and had served in the same capacity with its predecessor company since 1996. Mr. Parthemore was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio and served on this Commission until 2015. From 2009 to September 2017 Mr. Parthemore served on the National Grain Car Council of the Surface Transportation Board, an agency of the US Department of Transportation.
    Mr. Parthemore brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of risk management similar to a significant portion of the Company's existing client base, and services sought by that client base. In addition, as the former CEO of a large grain and supply cooperative involved in multiple mergers with similar organizations, Mr. Parthemore is able to provide knowledge, guidance and insight into successfully integrating the operations of multiple organizations at a time when the Company is also in the process of integrating multiple organizations.
    John Radziwill was elected as a Director of the Company in 2002 and serves as Chairman of the Board. Mr. Radziwill is currently a Director of Oryx International Growth Fund Limited, Fifth Street Capital (BVI), Seatboost Inc. and Netsurion LLC (formerly VendorSafe Technologies Inc.). In the past, he has also served as a Director of Goldcrown Group Limited, PingTone Communications, Inc., Baltimore Capital Plc, Lionheart Group, Inc., USA Micro Cap Value Co. Ltd, Acquisitor Plc and Acquisitor Holdings (Bermuda) Ltd. Mr. Radziwill is a member of the Bar of England and Wales.
Mr. Radziwill brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, and institutional investing, in particular in the small capitalization sector. In 2002, Mr. Radziwill, together with Mr. O'Connor and Mr. Branch, made a significant equity investment in the Company and, as an independent Director of the Company, has been closely involved in its development and growth. In addition, his background and current positions afford him the ability to bring an international perspective to the Board. This insight is increasingly valuable as the Company continues to expand its international operations.
Dr. Dhamu R. Thamodaran was elected as a director of the Company on October 1, 2021. He retired as Executive Vice President, Chief Strategy Officer & Chief Commodity Hedging Officer from Smithfield Foods, Inc. in December 2020, having served in this role since 2016. Dr. Thamodaran joined Smithfield Foods in 1995 as Director of Price Risk Management, and had related industry experience with John Morrell Food Group and Farmland Foods, which later became part of the Smithfield Foods family. Dr. Thamodaran earned his PhD in Economics from Iowa State University and his Master of Science degree in Agricultural Economics & Statistics from the Indian Agricultural Research Institute in New Delhi, India.
    Dr. Thamodaran brings to the Board, among other skills and qualifications, significant risk management and strategy development experience and knowledge in the areas of global macroeconomics, global commodities research and analysis, agricultural markets, and the pork value chain. His risk management experience is similar to a significant portion of the Company's existing client base, and he is familiar with the services sought by that client base.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
    The Company's Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, the Board of Directors provides advice and counsel to, and ultimately monitors the performance of, the Company's senior management.
    There are five standing committees of the Board of Directors - the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Risk Committee and the Technology and Operations Committee. Committee assignments are re-evaluated annually and approved during the Board meeting that follows the annual meeting of shareholders. The Board of Directors has adopted charters for all of its standing Committees. Copies of these charters can be found on the Company's website at www.stonex.com.
    During the fiscal year ended September 30, 2022, the Board of Directors held four meetings. Each Director attended at least 75% of the regular Board meetings and Board committee meetings of which he or she was a member in the fiscal year ended September 30, 2022.
    The Company has adopted a formal policy regarding attendance by members of the Board of Directors at the Company's annual meeting of shareholders and at scheduled meetings of the Board of Directors. This policy is as follows:

Attendance of Directors at Meetings
    The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. Meetings of the Board may be held telephonically or virtually. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties.
    Directors are also expected to attend the annual meeting of shareholders. The Board believes that Director attendance at shareholder meetings is appropriate and can assist Directors in carrying out their duties. When Directors attend shareholder meetings, they are able to hear directly shareholder concerns regarding the Company. It is understood that special circumstances may occasionally prevent a Director from attending a meeting.
    All of the Company's Directors serving at the time participated in the 2022 annual meeting of the shareholders on March 4, 2022.
Audit Committee
    The Audit Committee meets at least quarterly with the Company's management and the independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent registered public accounting firm, assess the adequacy of the Company's staff, management performance and procedures in connection with financial controls and receive and consider the independent registered public accounting firm's comments on the Company's internal controls. The members of the Audit Committee during the 2022 fiscal year were: Steven Kass (Chairman), Diane Cooper and Scott Branch. The Audit Committee met four times during the 2022 fiscal year.
    The Board has determined that at least one member of the Audit Committee who served during the Company's 2022 fiscal year, namely the Chairman of the Committee, Mr. Kass, was an "audit committee financial expert" within the meaning of Item 407(d)(5) of SEC Regulation S-K.
Compensation Committee
    The Compensation Committee makes determinations concerning salaries and incentive compensation and otherwise determines compensation levels for the Company's executive officers and other key employees and performs such other functions regarding compensation as the Board may delegate. The members of the Compensation Committee during the 2022 fiscal year were: John M. Fowler (Chairman), Eric Parthemore, Annabelle Bexiga, and Bruce Krehbiel (prior to his retirement in March 2022). The Compensation Committee met six times during the 2022 fiscal year.
    The Compensation Committee administers the Company's stock option or other equity-based plans, including the review and grant of stock options or restricted stock to all eligible employees under the Company's existing plans, including a requirement that all restricted stock awards shall be subject to a minimum vesting period of three years, with one-third of the award vesting on each of the first, second and third anniversaries of the award, and options awards shall be subject to a minimum vesting period. The restricted stock awards and options awards are also subject to the provisions as specified with greater particularity in the Company's Omnibus Incentive Compensation Plan as currently applicable.
    The Compensation Committee also administers the Company's stock option or other equity-based plans to ensure that there shall be no repricing of restricted stock or options once awarded, nor shall a buyout of underwater options be allowed.
The Compensation Committee receives quarterly reports from the Global Head of Human Resources on the Company's diversity, equity and inclusion efforts within the U.S. and globally.
Risk Committee
    The Risk Committee meets at least quarterly to oversee the Company's risk management processes. This includes working with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Chief Risk Officer and the Risk Department. Management and the Chief Risk Officer report regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Chairman of the Risk Committee and the Chief Risk Officer also communicate as warranted during the interim period between the Risk Committee meetings. The Risk Committee reviews the Company's most significant risks and whether management, including the Risk Department, is responding consistently within the Company's overall risk management and mitigation strategy. The members of the Risk Committee during the 2022 fiscal year were: Scott Branch (Chairman), Diane Cooper, John Fowler (following his appointment to the Risk Committee in March 2022), Dhamu Thamodaran (following his appointment to the Risk Committee in March 2022), and Bruce Krehbiel (prior to his retirement in March 2022). The Risk Committee met four times during the 2022 fiscal year.

Technology and Operations Committee
    The Technology and Operations Committee meets at least quarterly to oversee the Company's technology and operations strategy, significant investments in support of such strategy, and risks arising from technology and operations, including information security, fraud, vendor, data protection and privacy, business continuity and resilience and cybersecurity risks. This includes working with management to determine and assess the Company's philosophy and strategy towards technology and operations. Management is responsible for the day-to-day management of technology and operations under the direction of the Chief Operating Officer ("COO"), Chief Information Officer ("CIO"), Chief Technology Officer ("CTO") and the IT Department. Management and the COO, CIO and CTO report regularly to the Technology and Operations Committee on current and emerging strategies and trends, the Company's approach to technology and operations, and developments with respect to cybersecurity events and risks. This Committee also works with the CIO in monitoring the Company's cybersecurity roadmap. The members of the Technology and Operations Committee during the 2022 fiscal year were: Annabelle Bexiga (Chairman), Diane Cooper, Dhamu Thamodaran (following his appointment to the Technology and Operations Committee in March 2022) and Steven Kass (prior to March 2022). The Technology and Operations Committee met four times during the 2022 fiscal year.
Nominating and Governance Committee
    The Nominating and Governance Committee reviews and evaluates the effectiveness of the Company's executive development and succession planning processes, and also provides active leadership and oversight of these processes. Additionally, the Nominating and Governance Committee evaluates and recommends nominees for membership on the Company's Board and its committees and develops and recommends to the Board a set of effective corporate governance policies and procedures. The Nominating and Governance Committee also oversees the Company's global compliance and anti-money laundering ("AML") programs.
    The members of the Nominating and Governance Committee during the 2022 fiscal year were: Eric Parthemore (Chairman), John M. Fowler and Steven Kass. The Committee met five times during the 2022 fiscal year.
    In September 2005, the Board of Directors adopted a formal policy concerning shareholder recommendations for candidates as nominees to the Board of Directors. The policy has been incorporated into the charter of the Nominating & Governance Committee which is posted on the Company's website.
    The Nominating and Governance Committee is charged with recommending to the entire board a slate of Director nominees for election at each annual meeting of the shareholders. Candidates for Director nominees are selected for their character, judgment and business experience.
    The Committee will consider recommendations from the Company's shareholders when establishing the slate of Director nominees to be submitted to the entire Board. Such recommendations will be evaluated by the Committee using the same process and criteria that are used for recommendations received from Directors and executive officers. The Committee will consider issues of diversity, experience, skills, familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors. The Committee will make these determinations in the context of the perceived needs of the Company at the time.
Procedures by which Shareholders may Recommend Nominees for Director
    For a shareholder to recommend a Director nominee to the Committee, the shareholder should send the recommendation to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, StoneX Group Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. The recommendation should include (a) the name, address and telephone number of the potential nominee; (b) a statement regarding the potential nominee's background, experience, expertise and qualifications; (c) a signed statement from the potential nominee confirming his or her willingness and ability to serve as a Director and abide by the corporate governance policies of the Company (including its Code of Ethics) and his or her availability for a personal interview with the Committee; and (d) evidence establishing that the person making the recommendation is a shareholder of the Company.
    Recommendations which comply with the foregoing procedures and which are received by the Corporate Secretary before September 1 in any year will be forwarded to the Chairman of the Nominating and Governance Committee for review and consideration by the Committee for inclusion in the slate of Director nominees to be recommended to the entire Board for presentation at the annual meeting of shareholders in the following year. In evaluating Director nominees, the Nominating and Governance Committee considers the following factors:
•the appropriate size of the Company's Board;
•the needs of the Company with respect to the particular talents and experience of its Directors;

•the knowledge, skills and experience of nominees, including experience in commodities and securities markets, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•familiarity with national and international business matters;
•experience with accounting rules and practices; and
•the desire to balance the considerable benefit of continuity with the periodic injection of the fresh and diverse perspectives provided by new members.
    The Nominating and Governance Committee's goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.
    Other than the foregoing, there are no stated minimum criteria for Director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee also believes that it is appropriate for certain key members of the Company's management to serve as Directors.
    The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Governance Committee. Research may also be performed to identify qualified individuals.
    In consideration of the growth of the Company and the expanded international scope of the Company, the Company strives to increase the diversity on the Board of Directors.
Shareholder Communications with Non-Management Members of the Board
    The Company has adopted a formal process for shareholder communications with the independent members of the Board. The policy, which is available on the Company's website, www.stonex.com, is as follows:
    Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the non-management members of the Board of Directors, c/o Corporate Secretary, StoneX Group Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116 or via e-mail to board@stonex.com.
    The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management Directors. Non-management Directors may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.
Board Leadership
    A substantial majority of the members of the Board of Directors are independent Directors (eight of nine of the Directors to be voted upon at the 2023 Annual Shareholders' Meeting). The five Board committees - Audit, Nominating and Governance, Compensation, Risk, and Technology and Operations - are comprised solely of and chaired by independent Directors; and at each regularly scheduled Board meeting, the non-management Directors meet in executive session without management Directors. The position of Chairman of the Board is separated from Chief Executive Officer, and the Chairman of the Board position is held by an independent Director. The Board believes that this structure is in the best interests of the Company and its shareholders, as it allows the Chief Executive Officer to focus on day-to-day business operations, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of review and oversight of management.
Board's Role of Risk Oversight
    The Risk Committee meets at least quarterly to oversee the Company's risk management processes. The Risk Committee also works with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Chief Risk Officer and the Risk Department. Management and the Chief Risk Officer report regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Chairman of the Risk Committee and the Chief Risk Officer also communicate as warranted during the interim period between the Risk Committee meetings. The Risk Committee reviews the Company's most significant risks and whether management, including the Risk Department of the Company, is managing these risks in a manner that is consistent with the Company's overall risk management and mitigation strategy.
    The Compensation Committee monitors the compensation programs of the Company, including reviewing the relationship between the Company's risk management policies and practices and its compensation arrangements. In most cases, credit losses and trading losses are considered in the calculation of variable compensation of executives and Company revenue producers, and negative balances in one period are carried forward to succeeding periods in the calculation of bonuses for revenue producers. The Company periodically changes or adapts its compensation policies to address the specific risk profile of each business unit.
    The Audit Committee oversees the Internal Audit Department of the Company, including that Department's review of the business continuity, disaster recovery, data privacy and cybersecurity efforts of the Company and its subsidiaries.
    The Nominating and Governance Committee oversees the compliance and AML programs of the Company and its subsidiaries, including through periodic telephonic meetings with the chief compliance officers of the Company's primary operating segments and senior AML officers.
The Technology and Operations Committee oversees the Company's Information Technology Department and risks arising from technology and operations, including information security, fraud, vendor, data protection and privacy, business continuity and resilience and cybersecurity risks. This includes working with management to determine and assess the Company's philosophy and strategy towards technology and operations.
Board and Committee Evaluation
    The Nominating and Governance Committee annually reviews and evaluates the performance of the Board of Directors. The Nominating and Governance Committee surveys all Board members on multiple subject areas, and the survey results are used to evaluate the Board's contribution as a whole and its effectiveness with respect to particular subject areas. Particular attention is given to subject areas which the Nominating and Governance Committee or Board believes for any reason warrant further attention. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board.
    In addition, each committee conducts an annual self-evaluation through the use of a survey completed by the members of each committee. The committee self-evaluations review whether and how well each committee has performed the responsibilities in its charter, whether there are sufficient meetings covering the necessary topics, whether the meeting materials are effective, and other matters. As with the Board evaluation, particular attention is given to subject areas which the particular committee or Board believes for any reason warrant further attention.
Director Education
    Continuing director education is provided in conjunction with regular Board meetings and focuses on topics necessary to enable the Board to effectively evaluate issues before the Board. The education takes the form of presentations by management and other key staff covering a variety of subjects and topics, along with in-depth reviews of key business units and geographic regions serviced by the Company and its subsidiaries.
Director Financial Interest in the Company
    The Nominating and Governance Committee Charter establishes the responsibility of the Nominating and Governance Committee to administer and monitor a policy that Directors and the Chief Executive Officer shall at all times have a financial interest in Company stock by owning vested Company stock at least equal in value to three times the most recent year's Director's cash compensation (excluding Board or committee chairman fees) or the Chief Executive Officer's base salary, within five years of being appointed to the Board or as Chief Executive Officer, with such three times level to be maintained after the five year phase-in period.
All of our Directors, with the exception of one of our most recently elected Directors who is still within the five year phase-in period described above, have met or exceeded our stock ownership guideline, in many instances by a significant amount. Mr. O'Connor's stock ownership vastly exceeds the target set for the Chief Executive Officer.

Hedging Policy
    Company officers and directors are subject to the mandatory legal prohibition on selling short company shares. The Company also prohibits officers and directors from entering into transactions that would have the effect of causing those individuals to benefit from a decline in the price of the Company stock, such as the purchase of “put” options. While the Company prohibits such “hedging” transactions, it has not adopted a policy prohibiting its officers and directors from otherwise hedging or pledging their shares of Company stock as security for a loan.
Environmental, Social and Governance Matters
The Company recognizes that its business, and the manner in which it operates, creates impacts that reach beyond its client relationships and bottom line to affect its physical environment, society and the climate in which companies like it conduct business. In the Company's environmental, social and governance (ESG) approach, it strives to emphasize the positive impacts generated by its business philosophy and practices while attempting to minimize or offset the possible negative impacts of its operations. In past years, the Company has let its approach to ESG arise organically from the corporate culture that has been developed by the Board and management team. This organic, culture-driven approach has produced a number of initiatives and best practices of which the Company is very proud. In fiscal year 2022, the Company continued to make a concerted effort to share its ESG efforts, beginning with a section in its Annual Report that describes the Company's core vision and ESG efforts. The Company is also in the process of developing a new section for its website that will provide a review of its ESG initiatives.

Fiscal year 2022 ESG initiatives and accomplishments include, among other things, the following:

•Launching our Carbon Solutions division, offering client services including climate advisory, carbon brokerage and trading, and financial structuring services in support of client decarbonization and climate mitigation efforts,
•Participating in RenovaBio, Brazil's decarbonization initiative under the Paris Agreement,
•Supporting client initiatives by facilitating access to physically deliverable environmental futures and options contracts via the Nodal Exchange,
•Emissions related to our 2022 Global Strategy Summit were offset by the purchase and retirement of carbon credits from an urban micro-mobility project in Brazil,
•Facilitating the efficient transfer of over $6 billion in funds by more than 850 NGOs from all over the world to recipients across the globe, in predominantly the desired local currency,
•Launching the Philanthropy@StoneX Affinity Group in 2022 to share employee knowledge and raise awareness regarding charitable opportunities, maximize giving potential, and bring new ideas to management which pertain to philanthropic opportunities,
•Promoting employee safety and wellness;
•Launching the Collective Giving charitable donation platform to support employees in their charitable giving efforts, and providing matching funds of up to $750,000 annually,
•Supporting anti-poverty initiatives in Brazil, including the AACD, the IMAGINA Project, and the CEU Jaguare project.

NASDAQ Board Diversity Matrix
The tables below provide certain highlights of the composition of our Board members and nominees as of December 31, 2022 and December 31, 2021. Each of the categories listed in the table below has the meaning as it is used in NASDAQ Rule 5605(f).

Board Diversity Matrix (As of December 31, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Board Diversity Matrix (As of December 31, 2021)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	7
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
BOARD MEMBER INDEPENDENCE
    The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Governance Committee and the Board. No Director is considered independent if he or she is an executive officer or employee of the Company or has a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.
    The Board of Directors has determined that, in its judgment as of the date of this Proxy Statement, each of the Company's Directors, other than Sean O'Connor, is an independent Director within the meaning of Rule 5600 of the NASDAQ Stock Exchange ("NASDAQ Rule 5600"). Accordingly, all of the members of the Audit, Compensation, Risk, Nominating and Governance, and Technology and Operations Committees are independent within the meaning of NASDAQ Rule 5600.

EXECUTIVE COMPENSATION -
COMPENSATION DISCUSSION AND ANALYSIS
    This section contains a discussion of the Company's executive compensation program, including the objectives of the program, the policies underlying the program, the types of compensation provided by the program, and how the Company determined the compensation paid to each named executive officer.
Background
    The Company's Compensation Committee (the "Compensation Committee" or "Committee" throughout this section) has primary responsibility for the design and implementation of the Company's executive compensation program. The Committee directly determines the compensation for the Company's Chief Executive Officer. The Committee receives recommendations from the Chief Executive Officer regarding the compensation of the Chief Financial Officer, certain executive officers of the Company and certain executive officers of major subsidiaries, and supervises and reviews the compensation for the Company's other executive officers.
    The Compensation Committee has considered the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in determining the Company's compensation policies and decisions. In this regard, at the Company's 2022 annual meeting, the shareholders voted on a non-binding resolution to approve the compensation awarded by the Company to the Company's named executive officers ("say-on-pay") as described in the Compensation Discussion & Analysis ("CD&A"), tabular disclosures, and other narrative executive compensation disclosures in the Proxy Statement for the 2022 annual meeting. At the 2022 annual meeting, approximately 94.9% of the votes on the say-on-pay proposal were voted in favor of the proposal. Based upon these results, the Compensation Committee has concluded that the Company's shareholders generally support the principal elements of the compensation program adopted by the Compensation Committee. The Committee has relied in part on that conclusion in continuing the principal elements of the compensation program in fiscal year 2022.
At the 2017 annual meeting, the shareholders voted on a non-binding resolution to determine whether the advisory shareholder vote on say-on-pay should occur every one, two or three years ("say-on-frequency"). Approximately 59% of the votes on the say-on-frequency proposal voted in favor of a vote every year. Based upon the results of the say-on-frequency vote, the Board has determined to hold the say-on-pay vote annually.
Summary of the Company's Omnibus Incentive Compensation Plan
At the 2022 annual meeting, the shareholders voted on the Company's 2022 Omnibus Incentive Compensation Plan (the "Omnibus Plan"). Approximately 80.3% of the votes on the Omnibus Plan proposal voted in favor of the Plan.
The purpose of the Omnibus Plan is to allow for the awarding of incentive compensation that aligns the interests of officers, directors, employees and consultants of the Company and its subsidiaries with those of the shareholders. The Company believes the awarding of incentive compensation under the Omnibus Plan encourages the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and aligns the economic interests of the participants with those of the shareholders. The Omnibus Plan is administered by the Compensation Committee.
Subject to the limitations in the Omnibus Plan, the types of awards that may be granted under the Omnibus Plan are: Stock Options, Restricted Stock, and Long-Term Incentive Performance-Based Cash Grant Awards. The Compensation Committee also reviews the Omnibus Plan regularly to ensure that the Company balances the goal of compensating and motivating our employees against our shareholders' interest in limiting dilution from equity grants.
The Omnibus Plan incorporates certain terms that the Company believes align with corporate governance best practices, and are intended to further align the Company's incentive compensation program with the interests of the shareholders. These terms include minimum vesting requirements for equity awards, restricting dividends and dividend equivalents on equity awards, no repricing of options, no "liberal" share recycling, no "liberal" change in control definition, no evergreen provision, a clawback of awards under specified circumstances, and no tax gross-ups.
Description of the Company's Executive Compensation Program
For fiscal year 2022, the Company's five named executive officers were Sean M. O'Connor, who served as the Chief Executive Officer and President of the Company, William J. Dunaway, who served as the Chief Financial Officer of the Company, Glenn Stevens, who served as Head of Retail and Foreign Exchange, Diego Rotsztain, who served as Chief Governance and Legal Officer, and Charles Lyon, who served as President of StoneX Financial Inc.
    The Company designed its executive compensation program to reflect its need to attract and retain executives with specific skills and experience in the various businesses and functions operated by the Company. In this regard, the Company's success is directly dependent on the ability of the Company's executives to generate operating income with an appropriate level of risk. The Company competes with larger and better capitalized companies for individuals with the required skills and experience. As a result, the Company must have a compensation program that provides its executives with a competitive level of compensation relative to the compensation available from the Company's competitors.
    The Company also designed its executive compensation program to reward executives based on their contributions to the Company's success. The Compensation Committee believes that a compensation program which relies heavily on performance-based compensation will both maximize the efforts of the Company's executives and align the interests of executives with those of shareholders. This form of compensation also allows the Company to compete for talented individuals since it is common in the financial services industry.
Objectives of the Company's Executive Compensation Program
    The Company's executive compensation program is designed to meet three principal objectives:
•to provide competitive levels of compensation to attract and retain talented executives,
•to provide compensation which reflects the contribution made by each executive to the Company's success, and
•to encourage long-term service to the Company by awarding compensation that vests over more than one year.
Attract and Retain Talented Employees
    The Company's success depends on the leadership of senior executives and the skills and experience of its other executives. In order to attract and retain highly capable individuals, the Company needs to ensure that the Company's compensation program provides competitive levels of compensation. Therefore, the Compensation Committee seeks to provide executives with compensation that is similar to the compensation paid by other financial services firms.
Provide Compensation Based on Performance
    The Company believes that its continued success requires it to reward individuals based upon their contribution to the Company's success. Accordingly, a substantial portion of each executive's compensation is in the form of performance-based compensation, which can be based on both objective and subjective criteria.
Encourage Long-Term Service through Compensation Practices
    The Company seeks to encourage long-term service by awarding compensation to the Company's executives that vests over multiple years. In the case of the principal executive officers, the Compensation Committee has elected to award a portion of the executive's bonus in the form of restricted stock. In the case of other executives, the Compensation Committee offers the executives the right to receive a portion of their bonuses in the form of restricted stock.
What the Executive Compensation Program is Designed to Reward
    By linking compensation opportunities to the performance of the Company and its subsidiaries as a whole, the Company believes the Company's compensation program encourages and rewards:
•efforts by each executive to enhance firm-wide productivity and profitability, and
•entrepreneurial behavior by each executive to maximize long-term equity value in the interest of all shareholders.
Performance Accomplishments
In addition to following a disciplined approach to growing the Company's business through acquisitions and organic growth initiatives during the year, the executive management team continued to focus its energies in fiscal year 2022 on upgrading and more tightly integrating the Company’s offerings, platforms, marketing strategy and client experience, in the belief that this is necessary to achieving its goal of becoming a truly best-in-class global financial franchise. Fiscal year 2022 accomplishments include, among other things, the following:

•Leading the Company’s international operations through a volatile market environment as impacted by remnants of the worldwide COVID-19 pandemic, the Russian invasion of Ukraine, inflationary pressures and continued volatility in financial and physical markets,
•Achieved record operating revenues of $2,107.4 million, an increase of 26% over the prior year,
•Achieved record net operating revenues of $1,475.9 million, an increase of 28.3% over the prior year,
•Achieved net income of $207.1 million, an increase of 78.1% over the prior year,
•Shareholders’ equity grew to $1,070.1 million, an increase of 18.4% over the prior year,

•Achieved an ROE (return on equity) of 21.0%,
•Earnings per share (diluted) of $10.01, an increase of 74.3% over the prior year, and
•Leading the Company's efforts to digitize its product offerings, client experience and support systems.
Clawback Policy
In May 2021, the Board of Directors of the Company adopted a Clawback Policy which permits the Compensation Committee to approve the recoupment, repayment or forfeiture, as applicable, of any incentive-based compensation paid to any “officer” of the Company as defined under Rule 16a-1(f) under the Exchange Act (a “Covered Executive”), if the Compensation Committee determines that: (i) the amount of incentive-based compensation paid was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurred within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) the Covered Executive engaged in fraud, gross negligence or intentional misconduct; or (iii) the Covered Executive deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
Elements of Compensation
    The Company's executive compensation program provides for the following elements of compensation:
•base salary,
•bonus under an established bonus plan with objective criteria,
•a long-term performance incentive plan,
•discretionary bonus based on subjective criteria, and
•health insurance and similar benefits.
Base Salary
    The Company pays each executive officer an annual base salary to provide the executive with a predictable level of income and enable the executive to meet living expenses and financial commitments. The Compensation Committee views base salary as a way to provide a non-performance-based element of compensation that is certain and predictable. The Compensation Committee believes the base salaries paid to the Company's executive officers in fiscal year 2022 were modest compared to other financial service firms.
    The annual base salary for Sean M. O'Connor in 2022 was $600,000. The annual base salary for William J. Dunaway in 2022 was $375,000. The annual base salary for Glenn Stevens in 2022 was $500,000. The annual base salaries for Diego Rotsztain and Charles Lyon in 2022 were $400,000.
Executive Performance Plan
    The Company adopted the current Executive Performance Plan (the “EPP”) in 2019 to provide bonuses to designated executives based upon objective criteria. The plan's structure was designed to satisfy the requirements for performance-based compensation within the prior provisions of Section 162(m) of the Internal Revenue Code so that the compensation was deductible for federal income tax purposes. While the requirements for performance-based compensation for tax-deductibility purposes were eliminated under the Tax Cuts and Jobs Act of 2017, the Company and the Compensation Committee have continued to follow the structure and criteria as established within the EPP. The EPP permits awards to be paid in cash, restricted stock or a combination of both.
    The Company utilized the EPP to reward the Company's six principal executive officers and three executive officers of wholly-owned subsidiaries for fiscal year 2022. Bonuses paid under the EPP are based on objective criteria established by the Company in advance. The Compensation Committee's goal is to utilize bonuses under the EPP as the Company's principal tool for encouraging executives to maximize productivity and the Company's profitability. Awards under the plan provide executives with an incentive to focus on aspects of the Company's performance that the Compensation Committee believes are key to the Company's success.
    The Compensation Committee administers the EPP and has responsibility for designating eligible participants and establishing specific “performance targets” for each participant in the EPP. The performance targets may be based on one or more of the following business criteria, or on any combination of these criteria:
•increase in share price,
•adjusted return on equity ("ROE"),
•control of fixed costs,

•control of variable costs, and
•adjusted EBITDA growth.
    For fiscal year 2022, adjusted ROE was the only performance target established and used by the Compensation Committee.
    With respect to adjusted ROE and adjusted EBITDA growth, the plan generally requires that adjustments be made to ROE or EBITDA, as the case may be, when determining whether the applicable performance targets have been met, so as to eliminate, in whole or in part, in any manner specified by the Committee, the gain, loss, income and/or expense resulting from the following items:
•changes in accounting principles that become effective during the performance period,
•extraordinary, unusual or infrequently occurring events reported in the Company's public filings, excluding early extinguishment of debt, and
•the disposal of a business, in whole or in part.
    The Committee may, however, provide that one or more of these adjustments will not be made as to a specific award or awards.
    In addition, the Committee may determine that other adjustments will be made under the applicable business criteria and performance targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:
•gain or loss from all or certain claims and/or litigation and insurance recoveries,
•the impact of impairment of tangible or intangible assets,
•restructuring activities reported in the Company's public filings, and
•the impact of investments or acquisitions.
    Each of these adjustments may relate to the Company as a whole or any part of the Company's business or operations, as determined by the Committee. Finally, adjustments will be made as necessary to any performance target related to the Company's stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.
    Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the plan, the maximum bonus for each fiscal year may not exceed $8,500,000 for any executive.
    Over a five-year period, the maximum per participant amounts are thus $42,500,000 for each executive. Notwithstanding this overall maximum, the Committee has sole discretion to determine whether to actually pay any of or the entire maximum permissible bonus or to defer payment or vesting of any bonus, subject in each case to the EPP's terms and any other written commitment authorized by the Committee. The Committee may also exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion chosen for any particular period.
    Bonuses will be paid in either cash or a combination of cash and restricted stock on a basis to be established by the Committee. The specific proportion of each bonus to be received in the form of restricted stock is subject to review by the Committee from time to time. The proportions utilized for fiscal year 2022 were as follows:
•amounts from 0 - $200,000: 15%
•amounts from $200,000 - $400,000: 20%
•amounts from $400,000 - $600,000: 25%
•amounts above $600,000: 30%
    In general, restricted stock is a grant of stock that is subject to forfeiture if specified vesting requirements are not satisfied. The current vesting requirements are set forth in the following paragraph.
    If any portion of a bonus is payable in the form of restricted stock, then the restricted stock will be issued to the executive at a discount of 25% to the market value of the Company's common stock (determined as of the date that is 75 days following the end of the applicable performance period, or, if the Committee has not determined the bonus by this date, 15 days after the amount of the bonus is determined and certified by the Committee). These shares of restricted stock will vest at the rate of one-third per year on each of the first, second and third anniversaries of the grant date of the award, all as specified with greater particularity in an award agreement to be entered into in accordance with the Company's Restricted Stock Plan. In its discretion, the Committee may waive these provisions and elect to pay 100% of any bonus payable under the plan, regardless of amount, entirely in cash (for example, in the case of a participant who already holds a substantial number of shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any restricted stock award.
    In the event sufficient shares are not available pursuant to the Restricted Stock Plan, then the entire bonus will be payable in cash.
    The EPP may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee.
Application of Executive Performance Plan in Fiscal Year 2022
    For fiscal year 2022, the Compensation Committee selected Sean M. O'Connor and William J. Dunaway to be participants in the Executive Performance Plan. Seven additional executives, including Glenn Stevens, Head of Retail and Foreign Exchange, Diego Rotsztain, Chief Governance and Legal Officer, and Charles Lyon, President of StoneX Financial Inc., a subsidiary of the Company, were also participants in the Executive Performance Plan. The potential bonuses for the participants were based on the adjusted ROE generated by the Company during the fiscal year. No bonus was to be earned under the EPP unless the adjusted ROE for fiscal year 2022 was at least 6.0%.
    The potential bonuses for Messrs. O'Connor, Dunaway, Stevens, Rotsztain and Lyon are based upon performance targets as established by the Compensation Committee as set forth in the table below. The on target ROE was 15%, and the on target bonuses for fiscal year 2022 were $2,238,500 for Mr. O'Connor, $1,231,175 for Mr. Dunaway, $1,678,875 for Mr. Stevens, $895,400 for Mr. Rotsztain and $1,566,950 for Mr. Lyon.

Executive Performance Plan - Fiscal 2022
Performance Target
Adjusted Return on Equity Target	Target Bonus
Less than 6.0%	None
6%	24.32%
For every additional 10 basis points, add	0.47%
8%	33.78%
For every additional 10 basis points, add	0.74%
10%	48.65%
For every additional 10 basis points, add	0.97%
12.5%	72.97%
For every additional 10 basis points, add	1.08%
15%	100.00%
For every additional 10 basis points, add	1.19%
17.5%	129.73%
For every additional 10 basis points, add	1.30%
20%	162.16%
For every additional 10 basis points, add*	2.11%
(*) subject to a maximum annual amount of $8,500,000 per EPP participant.

Bonuses Earned under Executive Performance Plan for Fiscal Year 2022
    Based upon the Company's results for fiscal year 2022 and adjusting for amortization expense of intangible assets acquired in the GAIN acquisition, an adjusted ROE of 21.7% was used in calculating the amount of bonuses earned under the EPP. As such, the awards for the five named executive officers were as follows:

Bonuses Earned under 2022 Executive Performance Plan
Name	Nominal Amount (1)	Cash Amount (2)	Restricted Shares (3)
			(#)	Value
Sean O'Connor	$4,432,230	$3,162,561	18,198	$1,692,960
William Dunaway	$2,437,727	$1,766,409	9,622	$895,135
Glenn Stevens	$3,324,173	$2,386,921	13,434	$1,249,765
Diego Rotsztain	$1,772,892	$1,301,024	6,764	$629,255
Charles Lyon	$3,102,561	$2,231,793	12,481	$1,161,107
(1)    This column sets forth the nominal amount of the bonus earned by each executive under the EPP in fiscal year 2022. A portion of this amount was paid in the form of a cash bonus and the balance was paid in the form of restricted stock valued at a discount of 25% to the market value of the Company's common stock on the date specified in the EPP.
(2)    This column sets forth the cash amount earned by each executive under the EPP in fiscal year 2022. These amounts were paid in fiscal year 2023.
(3)    This column sets forth the number of shares of restricted stock awarded under performance-based grants to each executive and the value of the shares calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"). These shares vest ratably over a period of three years. These shares were granted on December 15, 2022, and had a fair market value of $93.03 per share on the date of grant.
Long-Term Performance Incentive Plan
    The Board of Directors and the Compensation Committee approved a long-term performance incentive plan (“LTIP”) for executive officers and other key employees or officers who are, or in the opinion of the Compensation Committee may become, executive officers. The LTIP was presented to and approved by the shareholders at the 2016 Annual Meeting.
    The purpose of the LTIP, which is a cash-based plan, is to promote the interests of the Company by enabling the Company to provide participating executives with appropriate incentives to encourage them to continue in the employment of the Company and to promote the Company’s long-term growth, stability and profitability. It is intended that the LTIP will assist the Company in balancing risk and financial results in a manner that does not encourage participating executives to expose the Company to imprudent short-term risks. Furthermore, since the LTIP has longer-term performance periods with payouts linked to future performance in certain key business criteria, the Compensation Committee views the LTIP separately from annual compensation to the participating executives.
    The Compensation Committee administers the LTIP and is charged with the discretion and responsibility for designating eligible participants and establishing specific "performance measures" for each participant in the LTIP. The performance measures may be based on one or more of the following Company business criteria, or on any combination thereof, on a consolidated basis:
•adjusted ROE,
•EBITDA growth,
•total shareholder return,
•market price of the Company’s common stock or the market price, face amount or discounted value of debt or other equity securities,
•book value per share,
•tangible book value per share,
•earnings per share,
•net income,
•pre-tax operating income,
•net revenues,
•pre-tax earnings, and
•debt -to-equity ratio.

    The performance periods under the LTIP are expected typically to be five fiscal years, but may be a longer or shorter period of time, as determined by the Compensation Committee.
    The amounts to be paid under the LTIP may vary based on, be indexed to, or be conditioned all or in part on, the satisfaction of one or more of the performance measures, which performance measures may relate to such measures or combination of measures of individual performance and/or the Company’s performance (including, any divisional, business unit or other performance) as the Compensation Committee deems appropriate at the time the performance measures are established. The performance measures may be absolute or relative, and may include risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence. The adjustments as determined by the Compensation Committee are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Compensation Committee.
    Concurrently with the selection of performance measures, the Compensation Committee must establish an objective formula or standard for calculating the amount payable to each participating executive officer, including the calculation of a maximum amount. In any fiscal year, the maximum amount payable under the LTIP, together with the maximum bonus payable in such fiscal year, may not exceed the amount stated as the “Maximum Individual Bonus” under the EPP.
    The Compensation Committee has made awards to participating executive officers, beginning on October 1, 2015, with an award period of five fiscal years and a payout amount at the end of the award period that is dependent on an annual interest factor and the Company's average adjusted ROE over the award period.
    The LTIP awards are calculated in three steps, as follows:
•Step 1: The Compensation Committee determines the LTIP award’s initial notional value based upon the participating executive’s roles and responsibilities in the Company’s performance and the executive’s ability to impact future performance.
•Step 2: On an annual basis, the LTIP award’s notional value is increased by an earnings factor (“Interest”) equal to the higher of (a) the Company’s effective borrowing rate for a given year, or (b) the Company’s adjusted ROE (as calculated in the same manner as for the EPP) provided that if the amount determined under (a) or (b) is determined to be a percentage that is below 3%, then the Interest shall be 3%, and provided further that if the amount determined under (a) or (b) is determined to be a percentage that is above 15%, then the Interest shall be 15%.
•Step 3: The LTIP award will be either increased or decreased by a Performance Adjustment factor. The amount of increase or decrease, if any, in the award due to the Performance Adjustment factor will be equal to the total amount of the award at expiration of a predetermined award period, including all accrued Interest, multiplied by a percentage tied, for the currently proposed award, to the average ROE over the award period, as set forth in the following table:

Average Adjusted ROE† per year over Award Period	% Payout of Award plus Interest
0%*	0%
1%*	25%
2%*	45%
3%*	60%
4%*	70%
5% to 10%	75 to 100%, ratably
10% to 15%	100% to 125%, ratably

† For the purposes of calculating average adjusted ROE, a negative ROE in any year shall be considered to be zero. The average ROE is calculated based upon the arithmetic average using each of the annual adjusted ROE's for the five-year award period.
* Percentage payout of Award plus Interest to be ratable per percentage ROE.
    The Compensation Committee has the discretion each year, for every new award, to change the award amount, the award period and the performance measure or measures on which the performance adjustment is based. For fiscal year 2022, the Compensation Committee determined not to make any changes to the LTIP other than the amount as awarded to the participating executives.
    The Compensation Committee also has the discretion, under the LTIP, to offer participating executives the right to make a voluntary irrevocable election to defer a portion of their annual base salary or bonus, in return for an opportunity to earn a performance-based interest accrual on the deferred amount. Generally, this voluntary election, if offered, must be submitted during an enrollment period in August or September of the preceding year and cannot be changed after September 30 of that preceding year. Any deferred compensation will be increased annually by the Interest as described within Step 2 above.
    The LTIP may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Compensation Committee.
    The compensation award based upon the LTIP is included within the 2022 Summary Compensation Table and is based on the achievement of an adjusted ROE of 21.7%.
Legacy GAIN Capital Holdings, Inc. Incentive Plans
Messrs. Stevens and Rotsztain, as former executives of GAIN, were eligible to participate in GAIN’s annual executive bonus plan. Pursuant to this plan, Messrs. Stevens and Rotsztain were assigned an annual bonus target, with the final bonus amount determined by the compensation committee based on the financial performance of GAIN relative to specified financial targets and a qualitative assessment of their performance. These bonuses were paid in cash. The final bonus paid to Messrs. Stevens and Rotsztain under the GAIN annual executive bonus plan was paid in March 2021 in respect of the calendar year ended December 31, 2020. Accordingly, 25% of this bonus payment has been included in the compensation information for Messrs. Stevens and Rotsztain provided in the 2022 Summary Compensation Table below within fiscal year 2021, and elsewhere in this Proxy Statement.
In March 2020, each of Messrs. Stevens and Rotsztain were granted a deferred cash award that was structured to mirror restricted stock awards made by GAIN to these executives in prior years. The deferred cash awards were in amounts similar to restricted stock awards made in prior years and are subject to vesting on each of the first three anniversaries of the deferred cash awards.
Discretionary Bonuses
    The Company may award discretionary bonuses to its executives based on a subjective evaluation of the executive's performance and the overall performance of the Company. Such awards are independent of the EPP.
    In fiscal year 2022, the Compensation Committee did not award discretionary bonuses to the nine executive officers participating in the EPP.
Other Benefits
    The Company provides medical, life insurance, disability, retirement and other similar benefits to executives and other employees. The Company intends these benefits to be generally competitive to help in the Company's efforts to recruit and retain talented executives. The Company's executives participate in these benefit programs on the same basis as all of the Company's other employees.

2022 Summary Compensation Table
    The following table sets forth information concerning the compensation of the Company's (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules (the “named executive officers”) for fiscal years 2022, 2021 and 2020.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value ($)(6)	All Other Compensation ($)(7)	Total ($)
Sean M. O'Connor, Director, Chief Executive Officer and President	2022	600,000	—	753,414	—	4,586,019	—	15,190	5,954,623
	2021	600,000	—	1,274,170	—	2,849,774	—	24,619	4,748,563
	2020	575,000	—	739,282	—	3,780,623	—	14,989	5,109,894

William J. Dunaway, Chief Financial Officer	2022	375,000	—	336,691	—	2,642,156	(40,076)	12,813	3,326,584
	2021	375,000	—	597,125	—	1,601,573	4,364	12,385	2,590,447
	2020	356,250	—	329,667	—	2,061,931	35,626	14,743	2,798,217

Glenn Stevens, Head of Retail and Foreign Exchange	2022	500,000	450,000	388,805	827,200	3,860,879	—	9,541	6,036,425
	2021	500,000	450,000	—	—	3,658,922	—	12,112	4,621,034

Diego Rotsztain, Chief Governance and Legal Officer	2022	400,000	130,000	142,320	620,400	2,480,191	—	15,914	3,788,825
	2021	400,000	130,000	—	—	2,198,968	—	13,638	2,742,606

Charles Lyon, President of StoneX Financial Inc.	2022	400,000	—	420,073	—	3,171,489	—	10,524	4,002,086
	2021	400,000	—	732,512	—	1,809,465	—	17,154	2,959,131
	2020	381,250	—	411,565	—	2,364,277	—	18,838	3,175,930
    (1)    Messrs. Stevens and Rotsztain joined the Company following the acquisition of GAIN on August 1, 2020.
(2)    With respect to Messrs. Stevens and Rotsztain, the amount includes a deferred cash award for services rendered in fiscal year 2021 and fiscal year 2020 and paid in the following fiscal year, which was structured to mirror restricted stock awards made by GAIN to the executives in prior years. With respect to Messrs. O'Connor, Dunaway and Lyon, no discretionary cash bonuses were awarded to them for fiscal years 2020 through 2022.
    (3)    The amounts in this column reflect the aggregate grant date fair value for financial statement reporting purposes of stock awards granted in fiscal years 2022, 2021 and 2020 to each of the named executive officers as determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 in the Company's consolidated financial statements as set forth in the Company's Annual Report on Form 10-K for the 2022 fiscal year. These amounts reflect the Company's aggregate accounting expense for these awards over the term of the award and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that the amounts will ever be realized.
    (4)    The amount in this column reflects the aggregate grant date fair value for financial statement reporting purposes of stock options granted in fiscal year 2022 to Messrs. Stevens and Rotsztain as determined in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to these option grants, see Note 17 in the Company's consolidated financial statements as set forth in the Company's Annual Report on Form 10-K for the 2022 fiscal year. This amount reflects the Company's aggregate accounting expense for this award over the term of the award and does not represent the actual economic value that may be realized by Messrs. Stevens and Rotsztain. There can be no assurance that the amounts will ever be realized.
    (5)    The amounts in this column reflect (i) in fiscal year 2022, with respect to Messrs. O'Connor, Dunaway, Stevens, Rotsztain, and Lyon, cash bonuses earned under the EPP of $3,162,561, $1,766,409, $2,386,921, $1,301,024, and $2,231,793, respectively, which were paid in the following fiscal year; in fiscal year 2021, with respect to Messrs. O'Connor, Dunaway, Stevens (representing 75% of the annual amount), Rotsztain (representing 75% of the annual amount), and Lyon, cash bonuses earned under the EPP of $1,518,380, $789,190, $880,339, $440,169, and $935,028, respectively, which were paid in the following fiscal year; and in fiscal year 2020, with respect to Messrs. O'Connor, Dunaway, and Lyon, cash bonuses earned under the EPP of $2,430,060, $1,245,030, and $1,482,036, respectively, which were paid in the following fiscal year, (ii) in fiscal year 2022, with respect to Messrs. O'Connor, Dunaway, Stevens, Rotsztain, and Lyon, amounts earned under the LTIP of $1,423,458, $875,747, $1,473,958, $1,179,167, and $939,696, respectively; in fiscal year 2021, with respect to Messrs. O'Connor, Dunaway, Stevens, Rotsztain, and Lyon, amounts earned under the LTIP of $1,331,394, $812,383, $1,895,833, $1,516,667, and $874,437 respectively; and in fiscal year 2020, with respect to Messrs. O'Connor, Dunaway, and Lyon, amounts earned under the LTIP of $1,350,563, $816,901, and $882,241, respectively, which in each case will be paid subsequent to the end of the award period as described in the section entitled “Long-Term Performance Incentive Plan” above; and (iii) in fiscal year 2021, with respect to Messrs. Stevens and Rotsztain, cash bonuses earned under the GAIN annual executive bonus plan for the calendar year ended December 31, 2020 of $882,750 and $242,132, respectively, which represents 25% of the annual amount of such cash bonuses.
    (6)    The amounts in this column reflect the actuarial increase in the present value of Mr. Dunaway's benefits under the qualified noncontributory defined benefit pension plan that was assumed in connection with the acquisition of FCStone. The increase was determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements.
(7)    The amounts in this column represent (i) in fiscal year 2022, with respect to Messrs. O'Connor, Dunaway, Stevens, Rotsztain, and Lyon, matching contributions made by the Company under the Company's 401(k) Plan of $15,190, $12,813, $9,541, $15,914, and $10,524, respectively; in fiscal year 2021, with respect to Messrs. O'Connor, Dunaway, Stevens, Rotsztain, and Lyon, matching contributions made by the Company under the Company's 401(k) Plan of $13,824, $12,385, $12,112, $13,638, and $17,154, respectively; and in fiscal year 2020, with respect to Messrs. O'Connor, Dunaway, Lyon, matching contributions made by the Company under the Company's 401(k) Plan of $14,989, $12,814, and $18,838, respectively; and (ii) with respect to Messrs. O'Connor and Dunaway, the incremental cost of the personal use of the Company's airplane.
Grants of Plan Based Awards - 2022
    The following table sets forth information on plan based awards granted in fiscal year 2022 to each of the Company's named executive officers. There can be no assurance that the amounts disclosed below will ever be realized. The amount of the equity awards that were granted, and the amount of the non-equity awards that were earned in fiscal year 2022, are shown in the 2022 Summary Compensation Table on page 23.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All other Stock Awards:	All Other Option Awards:
									Number of Shares of Stock or Units(#)(4)	Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Target Units (#)	Maximum Units (#)
Sean M. O'Connor	EPP	12/15/2021	11/8/2021	544,403	2,238,500	8,500,000			12,144			753,414
	LTIP
William J. Dunaway	EPP	12/15/2021	11/8/2021	299,422	1,231,175	8,500,000			5,427			336,691
	LTIP
Glenn Stevens	EPP	12/15/2021	11/8/2021	408,302	1,678,875	8,500,000			6,267			388,805
	LTIP
Diego Rotsztain	EPP	12/15/2021	11/8/2021	217,761	895,400	8,500,000			2,294			142,320
	LTIP
Charles Lyon	EPP	12/15/2021	11/8/2021	381,082	1,566,950	8,500,000			6,771			420,073
	LTIP
    (1)    The information in this column sets the threshold amount, or the minimum payment that would have been paid to each named executive officer under the EPP for fiscal year 2022, assuming the adjusted ROE used in calculating the amount of the bonuses was no less than 6%. If the adjusted ROE was less than 6%, no amount would have been paid to each named executive officer.
(2)    The information in this column sets the target amount that would have been paid to each named executive officer under the EPP and LTIP for fiscal year 2022, assuming the adjusted ROE used in calculating the amount of the bonuses was 15%, the Company's stated target annual ROE.
(3)    The information in this column sets forth the maximum amount that could have been paid to each named executive officer under the EPP and LTIP for fiscal year 2022. The potential payment under the plan for each named executive officer ranged from none to the maximum amount specified in the table, depending upon the achievement of the performance criteria for fiscal year 2022. These criteria are described in the sections entitled “Application of Executive Performance Plan in

2022” and “Long-Term Performance Incentive Plan” above. In any fiscal year, the maximum aggregate amount payable under the EPP and LTIP may not exceed the amount stated as the “Maximum Individual Bonus” under the EPP.
    (4)    The information in this column consists of performance-based restricted shares issued in fiscal year 2022 under the EPP with respect to services rendered in fiscal year 2021.
Outstanding Equity Awards at Fiscal Year-End - Fiscal Year 2022
    The following table sets forth all outstanding equity awards held by the named executive officers as of September 30, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Sean M. O'Connor	40,000	(1)	160,000	(1)	45.00	12/5/2026	17,694	(3)	1,467,540
							11,881	(4)	985,410
							4,048	(5)	335,741

William J. Dunaway	20,000	(1)	80,000	(1)	45.00	12/5/2026	8,072	(3)	669,492
							5,480	(4)	454,511
							1,809	(5)	150,038

Glenn Stevens	—		40,000	(2)	62.04	12/5/2026	2,089	(3)	173,262
							2,089	(4)	173,262
							2,089	(5)	173,262

Diego Rotsztain	—		30,000	(2)	62.04	12/5/2026	765	(3)	63,449
					—		765	(4)	63,449
							764	(5)	63,366

Charles Lyon	20,000	(1)	80,000	(1)	45.00	12/5/2026	9,996	(3)	829,068
							6,760	(4)	560,674
							2,257	(5)	187,196
    (1)    The stock options were granted on December 5, 2018 and vest ratably over five years, with one-fifth vesting on the third, fourth, fifth, sixth and seventh anniversaries of the grant date, and have a term of eight years.
(2)    The stock options, were granted on December 15, 2021 and vest ratably over four years, with one-fourth vesting on the first, second, third, and fourth anniversaries of December 5, 2021, and have a term of approximately five years. The vesting dates and expiration date were set by the Company's Board of Directors to coincide with the same dates as options previously granted to the other executive officers.
(3)    These shares vested on or about December 15, 2022.
    (4)    These shares vest on or about December 15, 2023.
    (5)    These shares vest on or about December 15, 2024.
    (6)    Based on the closing price of the Company's common stock on September 30, 2022, which was $82.94 per share.

Options Exercised and Stock Vested - Fiscal Year 2022
    The following table sets forth the number of shares of common stock acquired during fiscal year 2022 by each named executive officer upon the exercise of options or through the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. O'Connor	76,266	3,149,835	20,001	$1,225,203
William J. Dunaway	53,440	2,024,842	9,087	$556,743
Glenn Stevens	—	—	—	$—
Diego Rotsztain	—	—	—	$—
Charles Lyon	—	—	11,270	$690,448
Pension Plans
    On September 30, 2009, the Company assumed the FCStone qualified noncontributory defined benefit pension plan in connection with the acquisition of FCStone. The plan was frozen to new employees prior to the acquisition. Additionally, prior to the acquisition, the plan was amended to freeze all future benefit accruals, and accordingly no additional benefits accrue for active participants under the plan. The Company's funding policy as it relates to this plan is to fund amounts that are intended to provide for benefits attributed to service to date. Mr. Dunaway is the only named executive officer who is a participant in the plan.
    The table below shows the actuarial present value of accumulated benefits payable to Mr. Dunaway, determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements, the number of years of service credited to Mr. Dunaway under the plan, and the payments made during the 2022 fiscal year to Mr. Dunaway.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William J. Dunaway	Qualified noncontributory defined benefit plan	8	$103,139	$—
Employment Agreements
    On March 25, 2022, the Company entered into employment agreements (the “Employment Agreements”) with each of Messrs. O’Connor, Dunaway, Stevens and Rotsztain (the "Executives"). The Employment Agreement with Mr. Stevens supersedes his prior employment agreement with GAIN Capital Holdings, Inc. dated as of October 22, 2018 and the amendment thereto dated August 3, 2020. The Employment Agreement with Mr. Rotsztain supersedes his prior employment agreement with GAIN Capital Holdings, Inc. dated as of February 4, 2019 and the amendment thereto dated August 3, 2020. The Company has not entered into an employment agreement with Mr. Lyon.

The Employment Agreements provide for an annual base salary and that the Executives will be eligible to participate in the Company’s annual bonus program for members of the Company’s Group Executive Committee (the “Annual Bonus”), which is currently the EPP. Pursuant to the terms of the EPP, the Annual Bonus will be paid approximately 70% in cash and 30% in restricted stock which will vest in accordance with the terms of the award agreement (with the number of shares determined using a 25% discount to fair market value). The Executives are also eligible to participate in the Company’s LTIP.

In the event any Executive is terminated without “Cause” or resigns for “Good Reason” (as each such term is defined in the Employment Agreements), then, subject to the Executive’s execution and nonrevocation of a general release of claims, as well as the Executive’s compliance with the restrictive covenants set forth in the Employment Agreement, the Executive is entitled to receive the following: (i) 18 months’ base salary payable in equal installments over the 18-month period (provided that, if such termination occurs within 12 months following a “Change of Control” (as such term is defined in the Employment Agreements), the Executive would be entitled to 24 months’ base salary, which amount would be payable in a lump sum); (ii) one-and-a-half times the Executive’s target Annual Bonus for the fiscal year in which the termination of employment occurs, which amount will be payable in equal installments over the 12-month period following the last day of their employment (provided that, if such termination occurs within 12 months following a Change of Control, the Executive would be entitled to two times their target Annual Bonus, which amount would be payable in a lump sum); (iii) a pro rata bonus based on an estimate of actual Company performance; (iv) the accrued but unpaid Annual Bonus, if any, for the year prior to termination; and (v) continued health benefits for the 18-month period following termination of employment (provided that, if such termination occurs within 12 months following a Change of Control, the Executive would be entitled to 24 months of such continued benefits). In addition to the foregoing, Messrs. Stevens’ and Rotsztain's Employment Agreements provide that their resignation for “Good Reason” under their Employment Agreements will be treated as a termination without “Cause” under the terms of the restricted stock and LTIP awards granted to them. In addition, Mr. Stevens' and Mr. Rotsztain's Employment Agreements provide for acceleration of their deferred cash awards granted by Gain Capital Holdings, Inc. in March 2020 in the event of termination without Cause or resignation for Good Reason (whether or not following a Change of Control), as well as in the event of death or disability.

The terms of the Executives’ Employment Agreements also provide for a covenant not to compete with the Company for a period of one year following a termination of their employment (provided that, if the Executive is terminated without Cause or resigns for Good Reason within 12 months of a Change of Control, the noncompete period will be reduced to 6 months), covenants not to solicit our employees, consultants or clients for a period of one year following a termination of their employment, and a covenant not to disclose any confidential information following a termination of the Executive’s employment.

For further information regarding the payments and benefits that may be required to be made to the Executives upon qualifying terminations of employment, see “Potential Payments Upon Termination of Employment or a Change in Control” below.
Potential Payments Upon Termination of Employment or a Change of Control
    In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs are entitled to certain payments and benefits under their Employment Agreements and/or their outstanding incentive awards. For a detailed summary of these payments and benefits, see the narrative description that follows the table below.

The following table sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on September 30, 2022.

Name	Benefit	Termination Without Cause Other than Change in Control	Resignation for Good Reason Other than Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control	Death or Disability
Sean M. O’Connor	Cash severance (1)	$8,689,980	$8,689,980	$10,109,230	$4,432,230
	Deferred Cash Grant	—	—	—	—
	Long Term Incentive Plan (2)	2,639,410	—	4,174,410	2,639,410
	Accelerated Vesting of Equity Awards (3)	2,788,692	—	2,788,692	2,788,692
	Health Benefits	19,548	19,548	26,064	—
	Total	$14,137,630	$8,709,528	$17,098,396	$9,860,332

William J. Dunaway	Cash Severance (1)	$4,846,990	$4,846,990	$5,650,077	$2,437,727
	Deferred Cash Grant	—	—	—	—
	Long Term Incentive Plan (2)	1,625,428	—	2,581,678	1,625,428
	Accelerated Vesting of Equity Awards (3)	1,274,041	—	1,274,041	1,274,041
	Health Benefits	35,604	35,604	47,472	—
	Total	$7,782,063	$4,882,594	$9,553,268	$5,337,196

Glenn Stevens	Cash Severance (1)	$6,592,486	$6,592,486	$7,681,923	$3,324,173
	Deferred Cash Grant (4)	450,000	450,000	450,000	450,000
	Long Term Incentive Plan (2)	2,651,042	2,651,042	4,096,875	2,651,042
	Accelerated Vesting of Equity Awards (3)	519,785	519,785	519,785	519,785
	Health Benefits (5)	32,940	32,940	43,920	—
	Total	$10,246,253	$10,246,253	$12,792,503	$6,945,000

Diego A. Rotsztain	Cash Severance (1)	$3,715,992	$3,715,992	$4,363,692	$1,772,892
	Deferred Cash Grant (4)	130,000	130,000	130,000	130,000
	Long Term Incentive Plan (2)	2,120,833	2,120,833	3,277,500	2,120,833
	Accelerated Vesting of Equity Awards (3)	190,264	190,264	190,264	190,264
	Health Benefits (5)	34,884	34,884	46,512	—
	Total	$6,191,973	$6,191,973	$8,007,968	$4,213,989

Charles Lyon	Cash Severance	$—	$—	$—	$—
	Deferred Cash Grant	—	—	—	—
	Long Term Incentive Plan (2)	1,743,471	—	2,764,721	1,743,471
	Accelerated Vesting of Equity Awards (3)	1,576,938	—	1,576,938	1,576,938
	Health Benefits	—	—	—	—
	Total	$3,320,409	$—	$4,341,659	$3,320,409
(1)    Represents the cash severance amounts that Messrs. O’Connor, Dunaway, Stevens and Rotsztain are entitled to under their Employment Agreements as summarized above.
(2)    Award agreements under the LTIP relating to awards granted by the Compensation Committee in fiscal years 2019, 2020 and 2021 provide for the acceleration of amounts payable following a termination without “cause” or resignation for "good reason" (only for Mssrs. Stevens and Rotsztain) other than following a change of control, as well as provide for the acceleration of amounts payable following a termination without “cause” or resignation for “good reason” following a change in control ("cause" and "good reason" as each such term is defined in the LTIP grant agreements). Specifically, if a termination without “cause” (other than for an extended absence) or resignation for “good reason” occurs within 18 months following a change in control, the recipient would be entitled to receive the product of (A) the sum of (1) the full Target Award and (2) the Interest accrued on the full Target Award through the end of the fiscal quarter in the Performance Period immediately preceding such termination and (B) the Performance Adjustment as measured through the end of the fiscal quarter immediately preceding such termination, rather than the pro rata share of the Target Award which would be due in the absence of a change in control.

The payment of any amounts following a change in control would be subject to the recipient's compliance with the non-solicitation provisions of the award agreement.
(3)    Pursuant to the terms of outstanding restricted stock awards, in the event of a termination by the Company without “cause”, resignation for "good reason" (only for Mssrs. Stevens and Rotsztain) or due to "death or disability” (as each such term is defined in the restricted stock award agreements), any unvested restricted stock will become fully vested as of the date of such termination.
(4)    Represents the acceleration of deferred cash grants that Messrs. Stevens and Rotsztain are entitled to under their Employment Agreements as summarized above.
(5)    Represents continued health benefits that Messrs. O’Connor, Dunaway, Stevens and Rotsztain are entitled to under their Employment Agreements as summarized above.

CEO Pay Ratio

    The Company’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every StoneX Group Inc. employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.

    Under rules adopted pursuant to the Dodd-Frank Act of 2010, StoneX Group Inc. is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the Company’s CEO. The paragraphs that follow describe our methodology and the resulting CEO Pay ratio.

Measurement Date
    We selected September 30, 2022 as the date on which to determine our median employee, which is a date within the last three months of fiscal 2022. As of September 30, 2022, StoneX Group Inc. had approximately 3,600 global employees.

Consistently Applied Compensation Measure ("CACM")
    Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of our employees. Specifically, we identified the median employee by determining each employee’s base salary and bonus, if any, paid during fiscal 2022. The base salary for new employees hired after October 1, 2021 was annualized to September 30, 2022. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. After the median employee was identified, we calculated the annual total compensation for the employee using the same methodology we use for our CEO in the 2022 Summary Compensation Table in this Proxy Statement.

Methodology and Pay Ratio
    After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

    Our median employee compensation as calculated using Summary Compensation Table requirements was $86,220. Our CEO’s compensation as reported in the 2022 Summary Compensation Table was $5,954,623. Therefore, our CEO to median employee pay ratio is 69:1.

    This information is being provided in order to comply with the SEC's disclosure rules. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
    The Compensation Committee report in this Proxy Statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement.
THE COMPENSATION COMMITTEE
John M. Fowler, Chairman
Eric Parthemore
Annabelle Bexiga

DIRECTOR COMPENSATION
    The Board of Directors has retained the oversight of Director compensation and has not delegated that function to any of its committees. The Board periodically reviews its non-employee Director compensation to determine if any adjustments are necessary for the Company to attract and retain qualified Directors.
    For the 2022 fiscal year, the Company's non-employee Directors received the following amounts:
•Cash compensation of $100,000 per year for service as a Director(1);
▪An additional cash compensation amount of $50,000 per year for service as chairman of the Board;
▪An additional cash compensation amount of $20,000 per year for service as chairperson of each of the Committees; and
▪An award of $75,000 in the form of restricted stock, issued at a discount of 25% to the market value of the Company's common stock on the date of grant.
(1) Each non-employee Director is given the option to participate in the Company's Restricted Stock Plan, allowing each non-employee Director to exchange a portion of their quarterly cash compensation into awards of restricted stock granted quarterly and issued at a discount of 25% to the fair market value on the date of grant. Participants in the Restricted Stock Plan were allowed to choose the percentage (10%, 20% or 30%) or a fixed dollar amount of the compensation payable to them to be exchanged for shares of restricted stock. Six of the non-employee Directors, Ms. Cooper and Messrs. Fowler, Kass, Parthemore, Radziwill and Thamodaran, elected to participate in the Company's Restricted Stock Plan in fiscal year 2022. Retired Director Krehbiel elected to participate in the Restricted Stock Plan prior to his retirement from the Board.
No Director who serves as an employee of the Company receives compensation for services rendered as a Director.
    The Company reimburses non-employee Directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. In addition, all non-employee Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company's directors' and officers' indemnity insurance policies.

    The following chart summarizes the 2022 compensation for the Company's non-employee Directors for the fiscal year ended September 30, 2022.

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3) (4)	All Other Compensation	Total
Annabelle G. Bexiga	$120,000	$100,066	$—	$220,066
Scott J. Branch	$120,000	$100,066	$—	$220,066
Diane L. Cooper	$70,000	$130,204	$—	$200,204
John M. Fowler	$96,000	$132,538	$—	$228,538
Steven Kass	$84,000	$148,255	$—	$232,255
Bruce Krehbiel (1)	$29,760	$27,174	$—	$56,934
Eric Parthemore	$84,000	$148,255	$—	$232,255
John Radziwill	$105,000	$160,173	$—	$265,173
Dhamu Thamodaran	$70,000	$170,482	$—	$240,482
    (1)    Director Bruce Krehbiel served during a portion of the 2022 fiscal year, retiring from the Board immediately prior to the 2022 annual meeting of shareholders.
(2)    For non-employee Directors who elected to participate in the Company's Restricted Stock Plan, allowing the exchange of a portion of their cash compensation for awards of restricted stock, granted quarterly, the amount of the cash exchanged has been excluded from this column and is included in the "Stock Awards" column.
(3)    The amounts in this column represent (i) the fair value of the annual restricted stock award granted to each non-employee Director in fiscal year 2022 and issued at a discount of 25% to the fair market value on the date of grant, and (ii) the fair value of restricted stock awards granted to each non-employee Director who elected to participate in the Company's Restricted Stock Plan, allowing the exchange of a portion of their cash compensation for awards of restricted stock, granted quarterly and issued at a discount of 25% to the fair market value on the date of grant. Fair value is calculated using the closing price of the Company's stock on the date of grant. For additional information, refer to Note 17 to the Company's consolidated financial statements set forth in the Company's Annual Report on Form 10-K for the 2022 fiscal year. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named Directors.
    (4)    As of September 30, 2022, the number of shares underlying outstanding stock options and restricted stock held by each of our non-employee Directors were as follows:

Name	Aggregate Number of Shares Underlying Outstanding Stock Options	Aggregate Number of Shares Underlying Outstanding Restricted Stock
Annabelle G. Bexiga	—	2,898
Scott J. Branch	—	2,899
Diane L. Cooper	—	3,316
John M. Fowler	—	3,956
Steven Kass	—	4,389
Eric Parthemore	—	4,389
John Radziwill	—	4,727
Dhamu Thamodaran	—	2,319
Director Financial Interest in the Company
    Approximately 50% of Director's fees, excluding additional fees for serving as a Chairperson of the Board or a committee of the Board, is allocated to the purchase of restricted stock subject to a minimum vesting period of three years, with one-third of the award vesting on each of the first, second and third anniversaries of the award, and subject to the provisions as specified with greater particularity in the Company's Restricted Stock Plan as currently applicable.
PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    Shareholders are being asked to ratify and approve the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023. The appointment of KPMG was made by the Audit Committee of our Board of Directors. KPMG has served as the Company's independent registered public accounting firm since fiscal year 2010. The Company has an engagement agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company.

That agreement is subject to alternative dispute resolution procedures. The ratification and approval by shareholders of the appointment of KPMG effectively would also be a ratification of that agreement.
    Audit services provided by KPMG for our fiscal year 2022 included the audit of the consolidated financial statements and internal control over financial reporting of the Company and its subsidiaries and services related to our periodic filings with the SEC. The services provided by KPMG are more fully described in this Proxy Statement under the captions “Audit Committee Report” and “Independent Registered Public Accounting Firm Fees.”
    Representatives of KPMG are expected to be present at the 2023 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
    Shareholder ratification of the appointment of KPMG as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
Audit Committee Report
    The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States, as well as auditing the Company's internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission.
    The Audit Committee operates under a written charter approved by the Board, a copy of which may be found on the Company's website, www.stonex.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent registered public accounting firm, independent advisors, and consultants.
    In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and KPMG the audit of the Company's consolidated financial statements and internal control over financial reporting. The Audit Committee has reviewed and discussed with KPMG the matters required to be communicated pursuant to the Public Company Accounting Oversight Board (United States) ("PCAOB") Auditing Standard No. 1301, "Communications with Audit Committees." This review included a discussion with management and KPMG about the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company's consolidated financial statements, including the disclosures relating to critical accounting policies. In addition, the Audit Committee has received from KPMG the written disclosures and communications required by the applicable requirements of the PCAOB for independent registered public accounting firm communications with audit committees concerning independence, has discussed with KPMG their independence from the Company and its management, and has considered whether KPMG's provision of non-audit services to the Company is compatible with maintaining KPMG's independence.
    The Audit Committee discussed with KPMG the overall scope and plans for their audits. The Audit Committee met with KPMG, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company's consolidated financial statements and the effectiveness of the Company's systems of disclosure controls, including the clarity of the disclosures, and procedures and internal control over financial reporting. Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2022 for filing with the Securities and Exchange Commission and appointed KPMG to serve as the Company's independent registered public accounting firm for fiscal year 2023.
Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Steven Kass (Chairman)
Diane L. Cooper
Scott Branch
    The Audit Committee report in this Proxy Statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Independent Registered Public Accounting Firm Fees
    KPMG, the Company's independent registered public accounting firm for the fiscal years ending September 30, 2022 and 2021, performed the review of each of the Company's quarterly reports for fiscal years 2022 and 2021 and the audit of the Company's consolidated financial statements and internal control over financial reporting for the years ended September 30, 2022 and 2021.
    The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal years 2022 and 2021.

	Fiscal Year 2022	Fiscal Year 2021
Audit Fees (1)	$5,380,370	$4,977,848
Audit-Related Fees (2)	46,459	30,326
Tax Fees (3)	49,198	95,154
All Other Fees	—	18,500
Total	$5,476,027	$5,121,828
    (1)    Audit Fees consist of fees billed, or expected to be billed, for professional services rendered for the audit of the Company's consolidated annual financial statements and internal control over financial reporting, the review of the interim condensed consolidated financial statements included in quarterly reports, and services provided in connection with certain subsidiary statutory and regulatory filings.
    (2)    Audit-Related Fees consist of fees billed, or expected to be billed, for attestation services rendered, including services rendered in connection with certain regulatory requirements of the Company's subsidiaries.
(3)    Tax Fees consist of fees billed, or expected to be billed, for tax consulting services rendered in various jurisdictions in which we operate.
    The Audit Committee's policy is to pre-approve all audit, audit-related, and non-audit services provided by the Company's independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During fiscal years 2022 and 2021, 100% of the audit, audit-related, and non-audit services were pre-approved by the Audit Committee.
As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair and a majority of the Audit Committee members, one of which must be the Chair. The Audit Committee member or members to whom such authority is delegated must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
    Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the Company are entitled to vote at the annual meeting on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.
    Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.
    As described more fully in the Compensation Discussion and Analysis section contained in this Proxy Statement, the Company's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, bonuses under established bonus plans with objective criteria, a long-term performance incentive plan, discretionary bonuses based on subjective criteria, grants of restricted stock and stock options, health insurance and similar benefits. The bonus payments under the established bonus plan are based upon one or more of the following business criteria: change in share price, adjusted return on equity, control of fixed costs, control of variable costs, and adjusted EBITDA growth. Further indicative of the alignment between executive compensation and shareholder value is the fact that bonuses may be paid in a combination of cash and restricted stock on a basis to be established by the Compensation Committee.
    In addition to following a disciplined approach to growing the Company's business through acquisitions and organic growth initiatives during the year, the executive management team continued to focus its energies in 2022 on upgrading and more tightly integrating the Company’s offerings, platforms, marketing strategy and client experience, in the belief that this is necessary to achieving its goal of becoming a truly best-in-class global financial franchise. To this end, the Company now offers clearing and execution (both high-touch and electronic), expert risk management and advisory services, and market intelligence across asset classes and markets around the world. Fiscal year 2022 accomplishments include, among other things, the following:

•Leading the Company’s international operations through a volatile market environment as impacted by remnants of the worldwide COVID-19 pandemic, the Russian invasion of Ukraine, inflationary pressures and continued volatility in financial and physical markets,
•Achieved record operating revenues of $2,107.4 million, an increase of 26% over the prior year,
•Achieved record net operating revenues of $1,475.9 million, an increase of 28.3% over the prior year,
•Achieved net income of $207.1 million, an increase of 78.1% over the prior year,
•Shareholders’ equity grew to $1,070.1 million, an increase of 18.4% over the prior year,
•Achieved an ROE (return on equity) of 21.0%,
•Earnings per share (diluted) of $10.01, an increase of 74.3% over the prior year, and
•Leading the Company's efforts to digitize its product offerings, client experience and support systems.
The advisory vote regarding the compensation of the named executive officers shall be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be counted as either votes cast for or against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.
PROPOSAL 4 - OTHER MATTERS
    The Board of Directors does not know of any other matters that will be presented for consideration at the 2023 annual meeting. If any other matters are properly brought before the 2023 annual meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment.

MANAGEMENT
    The following table lists certain information about the executive officers of the Company:

Name	Age	Director Since	Executive Officer Since	Position with the Company
Sean M. O'Connor	60	2002	2002	Director, Chief Executive Officer and President
William J. Dunaway	51	—	2009	Chief Financial Officer
Aaron Schroeder	47	—	2012	Chief Accounting Officer
Diego A. Rotsztain	52	—	2020	Chief Governance and Legal Officer
Abbey Perkins	53	—	2020	Chief Information Officer
Xuong Nguyen	54	—	2014	Chief Operating Officer
Mark Maurer	45	—	2015	Chief Risk Officer
Philip A. Smith	50	—	2013	Chief Executive Officer - StoneX Financial Ltd
Charles Lyon	47	—	2013	President - StoneX Financial Inc.
Glenn Stevens	59	—	2020	Head of Retail and Foreign Exchange
    The background of the Company's executive officer who also serves as a Director is set forth in Proposal 1 - Election of Directors. The backgrounds of Ms. Perkins, and Messrs. Dunaway, Schroeder, Smith, Lyon, Nguyen, Maurer, Rotsztain and Stevens are set forth below.
    William J. Dunaway was appointed Chief Financial Officer of the Company on October 5, 2009 following the merger with FCStone. From January 2008 until the merger, Mr. Dunaway was the Chief Financial Officer of FCStone. Mr. Dunaway has over twenty-eight years of industry experience with the Company and its predecessor companies.
    Aaron Schroeder was appointed as Chief Accounting Officer in December 2014. Mr. Schroeder has been with the Company and FCStone for over twenty years. Prior to his appointment as Chief Accounting Officer, Mr. Schroeder was Director of Accounting, Group Controller and Assistant Treasurer of the Company and its predecessors. Before coming to work for FCStone, Mr. Schroeder worked as a Senior Associate at the accounting firm, KPMG.
Diego A. Rotsztain was appointed Chief Governance and Legal Officer of the Company on August 1, 2020, following the acquisition of GAIN, where he had served as Executive Vice President, General Counsel and Secretary since January 2011 and Head of Corporate Development since 2012. Prior to joining GAIN, Mr. Rotsztain worked in private practice at Mayer Brown LLP and Davis Polk & Wardwell where he specialized in securities and merger and acquisition transactions and representing public and private companies on their SEC reporting obligations, corporate governance matters and other day-to-day activities. From September 1997 to September 1998, Mr. Rotsztain served as a Law Clerk for the Honorable Judge David G. Trager in the U.S. District Court in the Eastern District of New York.
    Abbey Perkins was appointed Chief Information Officer in 2017 shortly after joining the Company. Prior to joining the Company, Ms. Perkins held a variety of senior roles in the technology and financial units of Balyasny Asset Management, PEAK6 Investments and its subsidiary Apex Clearing Corp – where she was the CFO for both companies - and Citadel Investment Group, resulting in combined over twenty years of experience in the asset management space. Prior to that, Ms. Perkins worked in consulting with what is now PricewaterhouseCoopers, and public accounting at both EY and KPMG.
Xuong Nguyen was appointed as Chief Operating Officer of the Company in October 2015. Prior to that he served as Executive Vice President of the FCM Division of StoneX Financial Inc., a subsidiary of the Company, as well as Chief Operating Officer of additional subsidiaries of the Company. Mr. Nguyen was appointed Chief Executive Officer of FCStone, LLC, the Company's futures commission merchant which was subsequently merged into StoneX Financial Inc., in February 2014 and was Chief Operating Officer of FCStone, LLC for four years prior to his appointment as CEO. Mr. Nguyen previously served as Chief Operating Officer of MFGlobal in the U.S. and served in senior management positions in operations, accounting, project management and audit at Bank of America, JP Morgan (formerly Banc One and First Chicago), ABN Amro, and the Chicago Mercantile Exchange. Mr. Nguyen has over twenty-five years of experience in the derivatives, futures and options marketplace.
    Mark Maurer was appointed as Chief Risk Officer of the Company in July 2021, and previously served as Chief Executive Officer of StoneX Markets LLC, the Company’s swap-dealer subsidiary, having been appointed to that position in October 2014. Mr. Maurer joined the Company in 2010 following the acquisition of The Hanley Group, where he was the Head of Risk. Mr. Maurer's background is founded in risk management with a strong understanding of option portfolios, and he has been in the derivatives, futures and options industry for over fifteen years.

    Philip A. Smith was appointed Chief Executive Officer of the Company’s Europe, Middle East and Africa ("EMEA") operations in July 2008.  Mr. Smith joined the Company in 2004 following its acquisition of Global Currencies Ltd, a U.K. foreign exchange payments company which Mr. Smith joined in 1996 and was made a Director of in 1999. Following its acquisition in 2004 Mr. Smith became CEO of INTL Global Currencies Ltd until its consolidation into StoneX Financial Ltd in 2014. Mr. Smith is the Chief Executive Officer of StoneX Financial Ltd, with regional responsibility for EMEA in addition to global responsibility for the Company's Commercial and Global Payments segment lines.
    Charles Lyon serves as President of StoneX Financial Inc. This entity merged with the Company's three other domestic regulated entities in July 2015, and Mr. Lyon now oversees the broker-dealer operations of the merged entity, in addition to global responsibility for the Company's Institutional segment line. Mr. Lyon was appointed as Chief Executive Officer of StoneX Financial Inc. in December 2012 when it was operating as the Company’s U.S. broker-dealer subsidiary. Mr. Lyon was Head of Securities Trading and Sales as well as Head of Equity Capital Markets of StoneX Financial Inc. from 2004 until 2012, and served various roles for predecessor companies from 1999 until 2004.
    Glenn Stevens joined the Company as Head of Retail and Foreign Exchange on August 1, 2020, following the acquisition of GAIN, and now has global responsibility for the Company's Retail segment line. Mr. Stevens was a founder and Chief Executive Officer of GAIN for over twenty years, building a business offering retail traders the ability to trade various financial products. Mr. Stevens has over thirty-five years experience in financial markets focusing on foreign exchange products. Prior to GAIN, Mr. Stevens held various senior roles for large financial institutions including NatWest Bank, Bank of America (Merrill Lynch) and Bankers Trust.

Code of Ethics
    The Company has adopted a Code of Ethics which applies to the Company's officers, Directors and employees. A copy of the Company's Code of Ethics is available on the Company's website www.stonex.com.
    The Code of Ethics governs the behavior of all the Company's employees, officers and Directors, including the named executive officers. The Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee's normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.
    If one of the Company's executive officers has the opportunity to invest or otherwise participate in such a transaction, the policy requires the executive to contact the President and the Chairman of the Audit Committee. Any such transaction must be approved by the Audit Committee.
    The Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth in the Code of Ethics must be requested in writing addressed to the Audit Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the Chairman of the Audit Committee and no exceptions shall be effective unless approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of the most recent report date in the case of institutional investors and funds, or as of December 31, 2022, by:
•each person known by the Company to own more than 5% of the Company's common stock,
•each Director and nominee for Director of the Company,
•each of the Company's executive officers named in the “2022 Summary Compensation Table”,
•additional executive officers identified within this Proxy Statement, and
•all of the Company's executive officers and Directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percent of Class
Institutions and Funds
BlackRock Institutional Trust Company, N.A. (3)	2,579,225	12.53%
The Vanguard Group, Inc. (4)	1,152,324	5.60%
Officers and Directors
Sean M. O'Connor (5) (6) (7)	1,271,131	6.16%
Scott J. Branch (8) (9)	758,350	3.69%
John Radziwill (10) (11)	462,221	2.25%
Philip A. Smith (12)	203,696	*
William J. Dunaway (13)	108,947	*
Xuong Nguyen (14)	86,575	*
Charles M. Lyon (15)	81,531	*
Mark Maurer (16)	71,652	*
Glenn Stevens (17)	61,201	*
John M. Fowler (18)	56,402	*
Diego A. Rotsztain (19)	22,607	*
Abbey Perkins (20)	16,761	*
Aaron M. Schroeder (21)	15,879	*
Eric Parthemore (22)	14,904	*
Dhamu R. Thamodaran (23)	12,424	*
Steven Kass (24)	11,692	*
Diane L. Cooper (25)	7,039	*
Annabelle Bexiga (26)	4,424	*

All Directors and executive officers as a group (18 persons) (27)	3,267,436	15.65%
*Less than 1.0%
(1)    Except as otherwise noted, all shares were owned directly with sole voting and investment power.
(2)    Includes shares of common stock that can be acquired under vested stock options within 60 days from December 31, 2022 and unvested restricted shares granted through December 31, 2022.
(3)    The address of BlackRock Institutional Trust Company, N.A. is 400 Howard St., San Francisco, CA 94105.
(4)    The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(5)    The address of Sean M. O'Connor is 230 Park Avenue, 10th Floor, New York, New York 10169.
    (6)    Includes 780,434 shares held by Darseaker Limited Trust.  Family members of Mr. O'Connor may become beneficiaries of the Trust.
(7)    Includes 80,000 shares that Mr. O'Connor may acquire under vested stock options and 34,127 unvested restricted shares. 152,480 of these shares were held in a margin account as of December 31, 2022.
(8)    Includes 376,000 shares owned by Mr. Branch's spouse, Barbara Branch.

(9)    Includes 2,899 unvested restricted shares.
(10)    Includes 4,633 unvested restricted shares.
(11)    Includes 424,515 shares owned through Basic Management Company Inc.
(12)    Includes 40,000 shares that Mr. Smith may acquire under vested stock options and 27,507 unvested restricted shares.
(13)    Includes 40,000 shares that Mr. Dunaway may acquire under vested stock options and 16,911 unvested restricted shares.
(14)    Includes 40,000 shares that Mr. Nguyen may acquire under vested stock options and 17,775 unvested restricted shares.
(15)    Includes 40,000 shares that Mr. Lyon may acquire under vested stock options and 21,498 unvested restricted shares. 10,000 of these shares were held in a margin account as of December 31, 2022.
(16)    Includes 40,000 shares that Mr. Maurer may acquire under vested stock options and 16,911 unvested restricted shares.
(17)    Includes 10,000 shares that Mr. Stevens may acquire under vest stock options and 17,612 unvested restricted shares.
(18)    Includes 3,898 unvested restricted shares and 1,600 shares owned by Mr. Fowler's spouse. 13,000 of these shares were held in a margin account as of December 31, 2022.
(19)    Includes 7,500 shares that Mr. Rotsztain may acquire under vested stock options and 8,293 unvested restricted shares.
(20)    Includes 7,500 shares that Ms. Perkins may acquire under vested stock options and 5,760 unvested restricted shares.
(21)    Includes 2,717 unvested restricted shares.
(22)    Includes 4,305 unvested restricted shares.
(23)    Includes 2,229 unvested restricted shares.
(24)    Includes 4,305 unvested restricted shares.
(25)    Includes 3,421 unvested restricted shares.
(26)    Includes 2,898 unvested restricted shares.
(27)    Includes 305,000 shares issuable upon the exercise of currently vested stock options and 197,699 unvested restricted stock shares.
Delinquent Section 16(a) Reports
    Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission.
    Based solely on the review of such reports, the Company is aware of one report by Mr. O'Connor with respect to one transaction under Section 16(a) which was not filed on a timely basis for transactions occurring during fiscal year 2022.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
    One of the Company's Directors, Bruce Krehbiel, who served during a portion of fiscal year 2022 and retired from the Board immediately prior to the 2022 annual meeting of shareholders, was executive officer of Kanza Cooperative Association, an agricultural cooperative that utilized the services of the Company during fiscal year 2022. Mr. Krehbiel served as a Director of the Company or a predecessor since 1988, and the ongoing relationship between the cooperative and the Company and predecessor has been fully disclosed to and ratified by the Board of Directors. The amount paid by this cooperative for our services during fiscal year 2022 was $201,387. The Company's policy is that all transactions between the Company and its officers, Directors and/or five percent stockholders must be on terms that are no more favorable to those related parties than the terms provided to our other clients. The amount paid by this cooperative complied with this policy.

GENERAL INFORMATION
Shareholder Proposals
    Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2024 annual meeting of shareholders and that shareholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company at its corporate offices no later than September 22, 2023, which is 120 calendar days prior to the first anniversary of this year's mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable regulations governing the solicitation of proxies.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than our nominees at the Company's 2024 annual meeting of shareholders must provide notice that sets forth all information required by Rule 14a-19 under the Exchange Act no later than January 2, 2024 (or, if the Company's 2024 annual meeting of shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the 2023 annual meeting of shareholders, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2024 annual meeting of shareholders is first made).
    If a shareholder wishes to present a proposal at the Company's 2024 annual meeting or to nominate one or more Directors and the proposal is not intended to be included in the Company's Proxy Statement relating to that meeting, the shareholder must give advance written notice to the Company by December 6, 2023, as required by SEC Rule 14a-4(c)(1).
    Any shareholder filing a written notice of nomination for Director must describe various matters regarding the nominee and the shareholder, including such information as name, address, occupation and shares held. Any shareholder filing a notice to bring other business before a shareholder meeting must include in such notice, among other things, a brief description of the proposed business and the reasons for the business, and other specified matters. Copies of those requirements will be forwarded to any shareholder upon written request. Any of the foregoing notices must be sent to our Secretary at the following address: StoneX Group Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116, with a copy to StoneX Group Inc., Attention: Chief Governance and Legal Officer, 230 Park Avenue, 10th Floor, New York, New York 10169.
Solicitation
    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company. No additional compensation will be paid to Directors, officers or other regular employees for such services.
Availability of Annual Report on Form 10-K
    The Company will provide the Company's Annual Report on Form 10-K for fiscal year 2022 to shareholders, without charge, upon written request. Such requests should be submitted to StoneX Group Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. Exhibits to the Annual Report on Form 10-K will also be provided upon specific request.

John Radziwill
Chairman
January 20, 2023

StoneX® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by February 28, 2023 at 11:59 P.M., Eastern Time.

Online
Go to **www.envisionreports.com/SNEX** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SNEX

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Annabelle G. Bexiga	☐	☐	02 - Scott J. Branch	☐	☐	03 - Diane L. Cooper	☐	☐
04 - John M. Fowler	☐	☐	05 - Steven Kass	☐	☐	06 - Sean M. O'Connor	☐	☐
07 - Eric Parthemore	☐	☐	08 - John Radziwill	☐	☐	09 - Dhamu R. Thamodaran	☐	☐

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2023 fiscal year.	☐	☐	☐
3. To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03006A

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 1, 2023

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SNEX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — STONEX GROUP INC.

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting on March 1, 2023

John Radziwill or Sean M. O'Connor, (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of StoneX Group Inc. to be held on March 1, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.